EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Number 333-239501) of Coastal Financial Corporation of our report dated June 26, 2020, with respect to the financial statements of the Coastal Community Bank 401(k) Plan, which appears in this Annual Report on Form 11-K for the year ended December 31, 2019.

/s/ MOSS ADAMS LLP

Everett, Washington

June 26, 2020